Exhibit 99.2

DatChat Inc. to Present at Ladenburg Thalmann Virtual Technology Expo on December 7th, 2022

MIAMI, Dec. 02, 2022 (GLOBE NEWSWIRE) -- DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a secure messaging, metaverse, and social media company, announced today that the company will be presenting virtually at the upcoming Ladenburg Thalmann Virtual Technology Expo on Wednesday, December 7th, 2022 at 4:00 PM ET. Darin Myman, Chief Executive Officer of DatChat, Inc. will be giving the presentation.

Event: DatChat Inc. Presentation at the Ladenburg Thalmann Virtual Technology Expo
Date: Wednesday, December 7th, 2022
Time: 4:00 PM ET

Register to watch the presentation here: https://ladenburgtech22.sequireevents.com/. Investors can also request 1x1 meetings with DatChat Inc. on the event website.

Summary of Ladenburg Thalmann Virtual Technology Expo Conference

The one-day Expo will feature virtual presentations from the management of approximately 50 Technology and Media companies covering ad-tech, cloud, communications, connectivity, cybersecurity, defense, digital mining, e-commerce, software and services, fintech, media, mobility, payments and semiconductors. Management teams will be presenting virtually to a select invite-only institutional investor audience. The event will be hosted through Sequire, a zoom-based virtual conferencing platform. In addition, presenting companies will have the option to host one-on-one meetings. This Virtual Expo follows on from Ladenburg’s highly successful Virtual Technology Expo 2021 which had over 1,100 registrants.

About Ladenburg Thalmann

Ladenburg Thalmann is a full-service, diversified financial services firm that offers a full suite of investment banking and capital markets products and services, including equity and debt capital raising, mergers and acquisitions, corporate finance advisory and fairness opinions. Ladenburg was established in 1876 and has been a member of the New York Stock Exchange for 135 years, until its recent merger with Advisor Group in March 2020. The combined platform now has over 10,000 financial advisors in the US managing over $475 billion in client assets. For more information, please visit Ladenburg.com.

About DatChat, Inc.

DatChat Inc. is a blockchain, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact:

Anna Walsh
Pace Public Relations
917-969-7081